EXHIBIT 99.1

AVATAR

FOR IMMEDIATE RELEASE
Contact:
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Juanita I. Kerrigan
(305) 442-7000

AVATAR ANNOUNCES SALE OF OCALA SPRINGS PROPERTY

Coral Gables, FL – December 26, 2006 – Avatar Holdings Inc. (NASDAQ-AVTR) today announced that on December 22, 2006, its subsidiary, Avatar Properties Inc., closed on the sale of its approximate 4,400 acre Marion County, Florida, property at Ocala Springs (the “Property”).

The Property, undeveloped land acquired in the early 1970s, was purchased by The Nature Conservancy (the “Conservancy”), in partnership with the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida (the “Trustees”). At the closing, a portion of the Property was conveyed to the Conservancy and a portion of the Property was conveyed to the Trustees. The aggregate purchase price for the Property was in excess of $75,000,000, of which approximately $45,000,000 was paid by the Trustees, approximately $28,000,000 was paid by the Conservancy and $2,000,000 was paid by Marion County.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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